EX-FILING FEES

CALCULATION OF FILING FEE TABLES

S-3

MORGAN STANLEY

Submission Type: 424B2

SEC File No. 333-275587

Final Prospectus: True

aquiettNarrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $526,000.00. The prospectus is a final prospectus for the related offering.